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                       July 3, 2023

       Colette Kress
       Chief Financial Officer
       NVIDIA Corporation
       2788 San Tomas Expressway
       Santa Clara , California 95051

                                                        Re: NVIDIA CORP
                                                            Form 10-K for the
fiscal year ended January 29, 2023
                                                            File No. 0-23985

       Dear Colette Kress:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing